Exhibit 7.5

EXECUTION COPY

AGREEMENT TO TENDER AND VOTING AGREEMENT

THIS AGREEMENT TO TENDER AND VOTING AGREEMENT (“Agreement”) is entered into as of April 15, 2009, by and among EBAY INC., a Delaware corporation (“Parent”), EBAY KTA (UK) LTD., a company organized under the laws of the United Kingdom and an indirect wholly-owned subsidiary of Parent (“Acquisition Sub”), and KB INVESTMENT & SECURITIES CO., LTD., a corporation organized and existing under the laws of Korea (“Option Holder”). Certain capitalized terms used in this Agreement are defined in Section 1.

RECITALS

A. Option Holder is a holder of an option (the “Arranger’s Option”), pursuant to and in accordance with the terms of the SPA, to purchase up to 200,000 Company ADSs of Gmarket Inc., a company organized under the laws of the Republic of Korea (the “Company”).

B. Parent, Acquisition Sub and the Company are entering into a Share Allocation and Tender Offer Agreement of even date herewith (the “Master Agreement”) which provides (subject to the conditions set forth therein) for Acquisition Sub to acquire shares of capital stock of the Company by, among other things: (i) making a tender offer as contemplated by the Master Agreement (the “Offer”) for all of the issued and outstanding Company Securities at a price of US$24.00 (as may be adjusted pursuant to the Master Agreement) per Company Security; and (ii) by subscribing to newly-issued Company Shares.

C. Option Holder is entering into this Agreement in order to induce Parent and Acquisition Sub to enter into and perform their respective obligations under the Master Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) Capitalized terms used but not otherwise defined in this Agreement or in the Proxy shall have the meanings given to such terms in the Master Agreement or the SPA.

(b) “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in San Francisco, California, or Seoul, Korea, as the case may be, are authorized or obligated by law to close.

(c) “Expiration Time” shall mean the earliest to occur of: (i) the time on the date on which the Master Agreement is validly terminated in accordance with its terms; (ii) the Acceptance Time; or (iii) the time on the date of any change described in clauses “(A)” through “(F)” of Section 1.2(c) of the Master Agreement, in each case that is not consented to in writing by Option Holder in Option Holder’s sole discretion.

(d) Option Holder shall be deemed to “Own” or to have acquired “Ownership” of a security if Option Holder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(e) “SPA” shall have the meaning specified in Schedule I.

(f) “Subject Securities” shall mean: (i) all equity securities of the Company (including all Company Securities and all options, warrants and other rights to acquire Company Securities) Owned by Option Holder as of the date of this Agreement; and (ii) all additional equity securities of the Company (including all additional Company Securities and all additional options, warrants and other rights to acquire Company Securities) of which Option Holder acquires Ownership during the period from the date of this Agreement through the Expiration Time.

(g) “Subject Shares” shall mean: (i) all Company Securities Owned by Option Holder as of the date of this Agreement; and (ii) all additional Company Securities of which Option Holder acquires Ownership during the period from the date of this Agreement through the Expiration Time; and (iii) all Company Securities into which any of the Company Securities described in clause “(i)” or clause “(ii)” above are exchanged or converted.

(h) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Acquisition Sub or an affiliate of Acquisition Sub (it being understood that the imposition of a workmen’s lien, tax lien or other encumbrance under applicable Legal Requirements or Orders shall not constitute a Transfer for purposes of this clause “(i)”); (ii) enters into an agreement or legally binding commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Acquisition Sub or an affiliate of Acquisition Sub; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. During the period commencing on the date of this Agreement and ending as of the Expiration Time (the “Effective Period”), Option Holder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights. During the Effective Period, Option Holder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 No Ownership Interest. Nothing contained in this Agreement or the Proxy shall be deemed to vest in Parent or Acquisition Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities, except the rights to cause the Subject Securities to be voted as provided herein and in the Proxy. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to Option Holder, and neither Parent nor Acquisition Sub shall have authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Option Holder in the voting of any of the Subject Securities, except as otherwise provided herein and in the Proxy.

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SECTION 3. AGREEMENT TO TENDER

3.1 Tender of Subject Shares. Unless the Expiration Time shall have occurred, if Option Holder exercises the Arranger’s Option or otherwise acquires Ownership of any Subject Shares after the date of this Agreement and prior to the Expiration Time, Option Holder agrees to promptly (and, in any event, not later than the later of: (a) two Business Days after Option Holder acquires Ownership of such additional Subject Shares or exercise such option; and (b) 10 days after the Offer Commencement Date) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, and, if applicable, Rule 14d-2 under the Securities Exchange Act of 1934, all of such Subject Shares acquired upon exercise of the Arranger’s Option or otherwise (free and clear of any encumbrances or restrictions, other than those that arise under applicable Legal Requirements or this Agreement). Option Holder shall not be required, for purposes of this Agreement, to exercise the Arranger’s Option.

3.2 No Withdrawal. Option Holder agrees not to withdraw or cause to be withdrawn any of the Subject Shares from the Offer unless and until: (a) the Offer expires without Acquisition Sub having accepted for payment Company Securities validly tendered in the Offer or the Offer shall otherwise have been terminated in accordance with the terms of the Master Agreement; or (b) the Expiration Time.

3.3 Conditional Obligation. Option Holder acknowledges and agrees that Acquisition Sub’s obligation to accept for payment Company Securities in the Offer, including any Subject Shares tendered by Option Holder, is subject to the terms and conditions of the Master Agreement and the Offer.

SECTION 4. VOTING OF SHARES

4.1 Voting Covenant. Option Holder hereby agrees that, during the Effective Period, at any meeting of the shareholders of the Company, however called, and in any action by written consent of shareholders of the Company, unless otherwise directed in writing by Acquisition Sub, Option Holder shall cause the Subject Securities to be voted as follows, including by instructing the Depositary to vote the Company Shares represented by any Company ADSs Owned by Option Holder:

(a) in favor of each of the transactions and other related matters contemplated by the Master Agreement, including: (i) the election of the Parent Designees to the Company Board in accordance with the terms of the Master Agreement; and (ii) the other Voting Proposals; and

(b) against the following actions (other than the transactions contemplated by the Master Agreement, including the Voting Proposals): (i) any merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (ii) any Acquisition Proposal; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (iv) any change in the board of directors of the Company; (v) any amendment to the Company’s articles of incorporation, bylaws or other similar charter document; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected, to impede, delay, postpone or materially and adversely affect any of the transactions contemplated by the Master Agreement or cause the Minimum Condition or any of the other Offer Conditions to not be satisfied.

During the Effective Period, Option Holder shall not enter into any agreement or legally binding commitment with any Person to vote or give instructions in any manner inconsistent with clause “(a)” or clause “(b)” of the preceding sentence.

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4.2 Proxy; Further Assurances.

(a) Contemporaneously with the execution of this Agreement, Option Holder shall deliver to Acquisition Sub a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times during the Effective Period) with respect to the Company Securities referred to therein (the “Proxy”). Option Holder shall cause the Proxy and any additional proxies to be notarized by a notary public in the jurisdiction of such proxies are executed. The Proxy shall terminate as of the Expiration Time. If the expiration date set forth in the Proxy or any additional proxy occurs prior to the Expiration Time, Option Holder shall promptly (and in no event more than two business days) following such expiration date deliver to Acquisition Sub a replacement proxy having an express expiration date that reasonably approximates the Expiration Time. Parent shall not use or attempt to use the Proxy or any additional proxies following the Expiration Time and shall return the Proxy and any additional proxies to Option Holder promptly following the Expiration Time.

(b) During the Effective Period, Option Holder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Subject Shares that is inconsistent with this Agreement or otherwise take any other action with respect to the Subject Shares that would in any way restrict, limit or interfere with the performance of Option Holder’s obligations hereunder or the transactions contemplated hereby.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF OPTION HOLDER

Option Holder hereby represents and warrants to Acquisition Sub as follows:

5.1 Authorization, etc. Option Holder has the organizational power and authority to execute and deliver this Agreement and the Proxy and to perform Option Holder’s obligations hereunder and thereunder. The execution and delivery of this Agreement and the Proxy, and performance of Option Holder’s obligations hereunder by Option Holder have been duly authorized by all necessary action (corporate, organizational or otherwise) on the part of Option Holder. This Agreement and the Proxy have been duly executed and delivered by Option Holder, assuming the authorized and due execution and delivery of this Agreement by the other parties hereto, this Agreement and the Proxy constitute valid and legally binding obligations of Option Holder, enforceable against Option Holder in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor rights generally and subject to general principles of equity. Option Holder is a corporation duly organized and validly existing under the laws of the jurisdiction in which it was organized.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by Option Holder do not, and the performance of this Agreement and the Proxy by Option Holder will not: (i) conflict with, or result in a violation or breach of, or default under (with or without the giving of notice or the lapse of time or both): (A) if Option Holder is an entity, any provision of the articles of incorporation, bylaws or similar organizational documents of Option Holder; or (B) any Legal Requirement known to Option Holder and applicable to Option Holder’s execution, delivery or performance of this Agreement; or (ii) conflict with, or result in a violation or breach of, or default under (with or without the giving of notice or the lapse of time or both), any Contract to which Option Holder is a party or by which Option Holder or any of Option Holder’s affiliates or properties is or may be bound or affected, in each case, that would reasonably be expected to prevent, delay or impair in any material respect the ability of Option Holder to perform Option Holder’s obligations under this Agreement.

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(b) The execution and delivery of this Agreement and the Proxy by Option Holder do not, and the performance of this Agreement and the Proxy by Option Holder will not, require any consent or approval of any Person. The execution and delivery of any additional proxy pursuant to Section 4.2(a)(ii) with respect to any Company Securities that are owned beneficially but not of record by Option Holder do not, and the performance of any such additional proxy will not, require any consent or approval of any Person.

5.3 Title to Securities. As of the date of this Agreement: (a) Option Holder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding Company Shares set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Option Holder holds of record (free and clear of any encumbrances or restrictions, other than those that arise under applicable Legal Requirements or this Agreement) the number of outstanding Company ADSs set forth under the heading “ADSs Held of Record” on the signature page hereof ; (c) Option Holder holds (free and clear of any encumbrances or restrictions, other than those that arise under applicable Legal Requirements, the SPA, or this Agreement) the options, warrants and other rights to acquire Company Securities set forth under the heading “Options and Other Rights” on the signature page hereof; (d) Option Holder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (e) Option Holder does not directly or indirectly Own any shares of capital stock, Company ADSs or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock, Company ADSs or other securities of the Company, other than the Company Securities and options, warrants and other rights to acquire Company Securities set forth on the signature page hereof.

5.4 Legal Proceedings As of the date of this Agreement, there is no Legal Proceeding currently pending or, to Option Holder’s knowledge, threatened against Option Holder, any of Option Holder’s shareholders, directors or officers or their equivalent, that challenges the validity of, or seeks to enjoin or restrict, the transactions contemplated by this Agreement, or that would reasonably be expected to prevent, delay or impair in any material respect the ability of Option Holder to perform Option Holder’s obligations under this Agreement.

5.5 SPA. Assuming the authorized and due execution and delivery of the SPA by the other parties thereto, the SPA constitutes a valid and legally binding obligation of Option Holder, enforceable against Option Holder in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor rights generally and subject to general principles of equity. The Arranger’s Option granted to Option Holder pursuant to Section 9.1 of the SPA represents a security that is immediately exercisable for Subject Shares.

5.6 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times during the Effective Period as if made as of any such time (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be accurate in all respects as of such specified date).

SECTION 6. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to Option Holder as follows:

6.1 Authorization, etc. Each of Parent and Acquisition Sub has the organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, and performance of its obligations hereunder, by each of Parent

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and Acquisition Sub has been duly authorized by all necessary action (corporate, organizational or otherwise) on the part of such party. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub, and, assuming the authorized and due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes valid and legally binding obligations of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor rights generally and subject to general principles of equity. Parent and Acquisition Sub are each a corporation duly organized and validly existing under the laws of the jurisdiction in which it was organized.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the performance of this Agreement by Parent and Acquisition Sub will not: (i) conflict with, or result in a violation or breach of, or default under (with or without the giving of notice or the lapse of time or both): (A) any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Acquisition Sub; or (B) any Legal Requirement known to Parent and Acquisition Sub and applicable to the execution, delivery or performance of this Agreement by Parent and Acquisition Sub; or (ii) conflict with, or result in a violation or breach of, or default under (with or without the giving of notice or the lapse of time or both), any Contract to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any of their affiliates or properties is or may be bound or affected, in each case, that would reasonably be expected to prevent, delay or impair in any material respect the ability of Parent or Acquisition Sub to perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the performance of this Agreement by Parent and Acquisition Sub will not, require any consent or approval of any Person, other than as will have been obtained prior to the execution and delivery or performance hereof.

6.3 Legal Proceedings As of the date of this Agreement, there is no Legal Proceeding currently pending or, to the knowledge of Parent and Acquisition Sub, threatened against Parent or Acquisition Sub (or to any of their respective shareholders, directors or officers or their equivalent), that challenges the validity of, or seeks to enjoin or restrict, the transactions contemplated by this Agreement, or that would reasonably be expected to prevent, delay or impair, in any material respect, the ability of Parent or Acquisition Sub to perform their respective obligations under this Agreement.

6.4 Accuracy of Representations. The representations and warranties contained in this Section 6 are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times during the Effective Period as if made as of any such time (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be accurate in all respects as of such specified date).

SECTION 7. NO SOLICITATION

Option Holder agrees that, during the Effective Period, Option Holder shall not, directly or indirectly: (i) solicit, initiate, induce, knowingly facilitate or knowingly encourage the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse, support or recommend

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any Acquisition Proposal or Acquisition Inquiry; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Option Holder shall immediately cease and discontinue, Option Holder shall ensure that Option Holder’s Specified Representatives immediately cease and discontinue, Option Holder shall use reasonable best efforts to cause Option Holder’s other Representatives to immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry. Notwithstanding anything to the contrary in this Section 7, in the event that the Company is permitted to engage in discussions and negotiations with a third party relating to an Acquisition Proposal pursuant to Section 4.3(b)(ii) of the Master Agreement, Option Holder and Option Holder’s Representatives shall be permitted to engage in discussions and negotiations with such third party relating to such Acquisition Proposal.

SECTION 8. MISCELLANEOUS

8.1 Option Holder Information. Option Holder hereby agrees to permit Parent and Acquisition Sub to publish and disclose in the Schedule TO or other publicly-filed documents relating to the Offer or the other transactions contemplated by the Master Agreement, Option Holder’s identity and ownership of Company Securities and the nature of Option Holder’s commitments, arrangements and understandings under this Agreement.

8.2 Further Assurances. From time to time and without additional consideration, Option Holder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Acquisition Sub may reasonably request for the purpose of fulfilling Option Holder’s obligations under this Agreement.

8.3 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent designated for overnight delivery by internationally recognized overnight air courier (such as Federal Express), three Business Days after delivery to such courier; (b) if sent by facsimile transmission, on the Business Day following transmission and confirmation of receipt; and (c) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Option Holder:

at the address set forth on the signature page hereof; and

if to Parent or Acquisition Sub:

eBay Inc.

2145 Hamilton Avenue

San Jose, CA 95125

Attention: General Counsel

Fax: (408) 376-7513

8.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation

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or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.5 Entire Agreement. This Agreement, the Proxy, the Master Agreement and any other documents delivered by the parties in connection herewith or therewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any of the parties hereto unless made in writing and signed by each of the parties.

8.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Option Holder, Parent or Acquisition Sub, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void; provided, however, that the rights and obligations of Parent or Acquisition Sub under this Agreement may be assigned or delegated by Parent or Acquisition Sub to any affiliate of Parent or Acquisition Sub that is a direct or indirect wholly-owned Subsidiary of Parent without the consent of Option Holder or of any other Person, and in the event of any such assignment and/or delegation, all references in this Agreement to Parent or Acquisition Sub, as applicable, shall be deemed to instead refer to such affiliate. Subject to the preceding sentence, this Agreement shall be binding upon Option Holder, Parent, Acquisition Sub and their respective successors and assigns and shall inure to the benefit of Option Holder, Parent, Acquisition Sub and their respective successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Acquisition Sub and its successors and assigns) any rights or remedies of any nature.

8.7 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Each party hereto agrees that, in the event of any breach or threatened breach by another party of any covenant or obligation contained in this Agreement (including, without limitation, Section 7) or in the Proxy, such party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each party hereto further agrees that no other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.7, and each party hereto irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.8 Non-Exclusivity. The rights and remedies of each of the parties hereto under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of each of the parties under this

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Agreement, and the obligations and liabilities of each of the parties under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

8.9 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and the Proxy shall be governed by, and construed in accordance with, the laws of the State of Delaware, USA, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that any matter that, under the internal affairs doctrine of the law of the State of Delaware, is governed by the laws of the Republic of Korea by reason of the Company being incorporated under the laws of the Republic of Korea shall be governed exclusively by the laws of the Republic of Korea. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the courts in the State of Delaware, USA.

(b) EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

8.10 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.11 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.12 Waiver. No failure on the part of any party to this Agreement to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party to this Agreement in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party to this Agreement shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

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(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, each of the parties named below have caused this Agreement to be executed as of the date first written above.

EBAY INC.

/s/ LORRIE M. NORRINGTON
By

President, eBay Marketplaces
Title

EBAY KTA (UK) LTD.

/s/ JAY C. CLEMENS
By

Director
Title

SHAREHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	ADSs Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Signature Page to Agreement to Tender and Voting Agreement

IN WITNESS WHEREOF, each of the parties named below have caused this Agreement to be executed as of the date first written above.

EBAY INC.

By:
Title:

EBAY KTA (UK) LTD.

By:
Title:

OPTION HOLDER:

KB INVESTMENT & SECURITIES CO., LTD.

By:	/s/ Minsup Lee
Minsup Lee / Senior Managing Director

Address:	5F, Youl-chon Bldg., 24-1
Yuido-dong, Youngdungpo-gu
Seoul, 150-877, Korea

Facsimile:	822-3777-8123

Shares Held of Record	ADSs Held of Record	Options and Other Rights	Additional Securities Beneficially Owned
200,000

Signature Page to Agreement to Tender and Voting Agreement

EXHIBIT A

FORM OF IRREVOCABLE PROXY

IRREVOCABLE PROXY

The undersigned (“Option Holder”), holder of an option to acquire American Depositary Shares (“Company ADSs”), each representing one common share, par value KRW 100 per share (“Common Share”), of GMARKET INC., a corporation organized under the laws of the Republic of Korea (the “Company”) hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes JOHN J. DONAHOE, ROBERT H. SWAN, LORRIE M. NORRINGTON, MICHAEL R. JACOBSON and EBAY KTA (UK) LTD., a company organized under the laws of the United Kingdom (“Acquisition Sub”), and each of them, the attorneys and proxies of Option Holder, with full power of substitution and resubstitution, to the full extent of Option Holder’s rights with respect to: (i) the outstanding Company Shares owned of record by Option Holder as of the date of this proxy, which shares are specified on the final page of this proxy; (ii) the outstanding Company ADSs owned of record by Option Holder as of the date of this proxy, which shares are specified on the final page of this proxy; and (iii) any and all Company Shares, Company ADSs and or other shares of capital stock and/or equity ownership interest in the Company that Option Holder may acquire on or after the date hereof. (The Company Shares, Company ADSs shares of the capital stock or other equity ownership interest in the Company referred to in clauses “(i)” through “(iii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by Option Holder with respect to any of the Shares are hereby revoked, and Option Holder agrees that no subsequent proxies will be given with respect to any of the Shares relating to any of the matters referred to in this proxy.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Agreement to Tender and Voting Agreement, dated as of the date hereof, among eBay Inc., a Delaware corporation (“Parent”), Acquisition Sub and Option Holder (the “Agreement to Tender”), and is granted in consideration of Parent and Acquisition Sub entering into the Share Allocation and Tender Offer Agreement, dated as of the date hereof, among Parent, Acquisition Sub and the Company (the “Master Agreement”). Capitalized terms used but not otherwise defined in this proxy shall have the meanings assigned to such terms in the Agreement to Tender, or, if not defined therein, in the Master Agreement.

The attorneys and proxies named above will be empowered, and may exercise this proxy to attend and vote the Shares for and on behalf of Option Holder at any meeting of the shareholders of the Company, however called, and in connection with any written action by consent of shareholders of the Company and to instruct the Depositary to vote the Company Shares represented by Company ADSs held by Option Holder at such meeting:

(a) in favor of each of the actions, transactions and other matters contemplated by the Master Agreement, including: (i) the election of the Parent Designees to the board of directors of the Company in accordance with the terms of the Master Agreement; and (ii) the other Voting Proposals; and

(b) against the following actions (other than the transactions contemplated by the Master Agreement, including the Voting Proposals): (i) any merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (ii) any Acquisition Proposal; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (iv) any change in the board of directors of the Company; (v) any amendment to the Company’s articles of incorporation, bylaws or other similar charter document; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected to impede, delay, postpone or materially and adversely affect any of the transactions contemplated by the Master Agreement or cause the Minimum Condition or any of the other Offer Conditions to not be satisfied.

The attorneys and proxies named above will also be empowered, and may exercise this proxy to prepare and execute the minutes of such meeting of the shareholders or such written action by consent of shareholders and take any and all actions relating thereto in the name of Option Holder (including, without limitation, obtaining notarization of such minutes or written actions). Option Holder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of Option Holder (including any transferee of any of the Shares).

This proxy will automatically terminate and be of no further force or effect on •, 2009 [the date that is 75 days after the date of the proxy].

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, Option Holder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated: April     , 2009

OPTION HOLDER:

KB INVESTMENT & SECURITIES CO., LTD.

By:

Number of Common Shares of the Company owned of record as of the date of this proxy:

Number of American Depositary Shares of the Company owned of record as of the date of this proxy:

Number of American Depositary Shares of the Company represented by the Option owned by the Option Holder as of the date of this proxy:

Signature Page to Irrevocable Proxy